Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in General Moly’s Current Report on Form 8-K dated December 21, 2016.

/s/PricewaterhouseCoopers LLP

Salt Lake City, Utah
December 22, 2016